As filed with the United States Securities and Exchange Commission on October 21, 2009.

Registration No. 333-147453

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

METAVANTE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	39-0968604
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Metavante Holdings, LLC 601 Riverside Ave., Jacksonville, Florida	32204
(Address of Principal Executive Offices)	(Zip Code)

METAVANTE RETIREMENT PROGRAM

(Full title of the plan)

Ronald D. Cook

Executive Vice President, General Counsel

and Corporate Secretary

c/o Metavante Holdings, LLC

601 Riverside Ave.

Jacksonville, Florida 32204

(Name and address of agent for service)

(904) 854-5000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-147453) previously filed by Metavante Technologies, Inc. (“Metavante”) on November 16, 2007 (the “Registration Statement”).

Pursuant to the Agreement and Plan of Merger, dated as of March 31, 2009, by and among Fidelity National Information Services, Inc. (“FIS”), Cars Holdings, LLC (renamed Metavante Holdings, LLC as of the effective time of the Merger), a direct, wholly owned subsidiary of FIS (“Merger Sub”), and Metavante, Metavante merged with and into Merger Sub, with Metavante ceasing to exist and Merger Sub surviving the merger and remaining a wholly owned subsidiary of FIS (the “Merger”). The Merger became effective at 10:00 a.m., Eastern Time, on October 1, 2009 (the “Effective Time”).

At the Effective Time, each share of Metavante common stock outstanding immediately prior to the Effective Time was cancelled and automatically converted into the right to receive 1.35 shares of FIS common stock.

As a result of the Merger, Metavante has terminated all offerings of securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with the undertaking made by Metavante in the Registration Statement to remove from registration by means of a post-effective amendment any of its securities being registered under the Registration Statement which remain unsold at the termination of the offering, Merger Sub (as successor to Metavante) hereby terminates the effectiveness of the Registration Statement and deregisters any and all shares of Metavante common stock originally reserved for issuance under the plan covered by the Registration Statement and registered under the Registration Statement, which remain unsold or unissued as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on October 21, 2009.

METAVANTE HOLDINGS, LLC (as successor to Metavante Technologies, Inc.)

By:	/S/ RONALD D. COOK
Name: Ronald D. Cook
Title: Executive Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date

/S/ FRANK R. MARTIRE Frank R. Martire	President and Chief Executive Officer (Principal Executive Officer)	October 21, 2009

/S/ GEORGE P. SCANLON George P. Scanlon	Executive Vice President, Chief Financial Officer and Chief Accounting Officer (Principal Financial and Accounting Officer)	October 21, 2009